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                                                             Exhibit (a)(5)(III)

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
[SIMON PROPERTY GROUP LOGO]                                                       [WESTFIELD LOGO]

SIMON CONTACT:                                                                    WESTFIELD CONTACT:
Shelly Doran                          George Sard/Paul Caminiti/Hugh Burns        Katy Dickey
Simon Property Group, Inc.            Citigate   Sard Verbinnen                   Westfield America
317/685-7330                          212/687-8080                                310/445-2407
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            SIMON PROPERTY GROUP AND WESTFIELD AMERICA EXTEND TENDER
                  OFFER FOR TCO COMMON SHARES UNTIL AUGUST 1, 2003

                    ----------------------------------------


     INDIANAPOLIS, June 27, 2003 - Simon Property Group, Inc. (NYSE: SPG) and Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX:
WFA), today announced that they have extended their $20.00 per share all-cash offer for common shares of Taubman Centers, Inc. (NYSE: TCO) until midnight, New York City time, on Friday, August 1, 2003, unless further extended.

     The complete terms and conditions of the offer are set forth in the Offer to Purchase, as amended, and the related Letter of Transmittal, copies of which are on file with the SEC and available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as financial advisor to SPG and Westfield America, Inc. and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Westfield America, Inc. Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co. As of midnight, New York City time, on June 26, 2003, TCO shareholders had tendered and not withdrawn approximately 18,895,259 shares.

ABOUT SIMON PROPERTY GROUP
Headquartered in Indianapolis, Indiana, Simon Property Group, Inc. is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 238 properties containing an aggregate of 182 million square feet of gross leasable area in 36 states, as well as nine assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at http://www.simon.com.

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ABOUT WESTFIELD AMERICA, INC.
Westfield America, Inc. is the United States subsidiary of Westfield America Trust (ASX: WFA), the second-largest property trust listed on the Australian Stock Exchange. WFA owns a majority interest in the Westfield America portfolio of 63 centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 8,400 specialty stores and encompass 64 million square feet in the states of California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Washington.

IMPORTANT INFORMATION
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any TCO shares, and is not a solicitation of a proxy. Simon Property Group and Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on December 5, 2002 (as amended), with respect to the offer to purchase all outstanding shares of TCO common stock. Investors and security holders are urged to read this tender offer statement as amended because it contains important information. Investors and security holders may obtain a free copy of the tender offer statement and other documents filed by SPG and WFA with the Commission at the Commission's web site at: http://www.sec.gov . The tender offer statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.

SPG and Westfield America, Inc. and certain other persons may be deemed participants in the solicitation of proxies from the shareholders of TCO in connection with TCO's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the tender offer statement, Preliminary Proxy Statement and other documents filed by SPG and Westfield with the Commission as described above, and further information will be available in SPG/Westfield's Definitive Proxy Statement to be filed with the Commission in connection with the solicitation of proxies in due course.


Shareholders of TCO are advised to read SPG/Westfield's Definitive Proxy Statement in connection with SPG/Westfield's solicitation of proxies from TCO shareholders when it becomes available, because it will contain important information. Shareholders of TCO and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available), and any other documents filed by SPG/Westfield with the Commission in connection with the proxy solicitation at the Commission's website as described above. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting MacKenzie Partners, Inc., the firm assisting SPG/Westfield in the solicitation of proxies, toll-free at the number listed above.

FORWARD-LOOKING STATEMENTS
This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.




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